RATIO OF EARNINGS TO FIXED CHARGES

     The table sets forth the ratio of earnings to fixed charges of the
Company and its consolidated subsidiaries of the periods indicated.

                                           Year Ended
                                          December 31,

-----------------------------------------------------
                       1996        1995        1994         1993
     1992
                       ----        ----        ----         ----
     ----
Ratio of earnings
  to fixed charges     2.3x        1.9x        3.6x         4.0x
     3.1x


     In the calculation of the ratio of earnings to fixed charges, "earnings" consists of income before income taxes, adjusted to add back fixed charges
(excluding capitalized interest relating to oil and gas properties), the amortization of interest previously capitalized on oil and gas properties, and the Company's 47.93% ownership share of the fixed charges of NOARK. "Fixed charges" consists of interest on borrowings (including capitalized interest), amortization of debt discount and expense, a portion of rental expense determined to be representative of the interest factor, and the Company's 60% guaranty of the fixed charges of NOARK. A statement setting forth the computation of the unaudited ratio of earnings to fixed charges is filed as an exhibit to the registration statement of which this Prospectus Supplement is a part.


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EXHIBIT 12



             SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            ($ in 000's)


                                       Year Ended December 31

---------------------------------------------------------


                      1996       1995     1994      1993
1992      1991
                      ----       ----     ----      ----
----      ----

Income before
 income taxes       $30,937   $18,794   $40,853   $46,882
$35,584   $32,222

Add:
 Fixed charges,
  Southwestern       17,336    13,773    10,616    10,702
11,636    11,398
 Fixed charges,
  NOARK (1)           3,802     3,740     3,642     3,312
901        13
 Amortization
  of capitalized
  interest              931       825       813       677
470       341

Deduct:
 Interest
  capitalized on
  oil and gas
  properties          4,083     2,305     1,562     1,441
1,491     1,404
                    -------   -------   -------   -------
-------   -------

Earnings for
 computation        $48,922   $34,828   $54,362   $60,132
$47,100   $42,570
                    =======   =======   =======   =======
=======   =======


Fixed charges:
 Southwestern:
  Interest on
   indebtedness     $16,652   $13,398   $10,285   $10,399
$11,335   $11,155
  Amortization
   of debt
   discount
   and expense          533       225       180       174
144        85
  Portion of
   rents
   representative
   of interest          150       150       150       129
156       158
                    -------   -------   -------   -------
-------   -------

  Total fixed
   charges,
    Southwestern     17,336    13,773    10,615    10,702
11,635    11,398

   NOARK (2)          4,296     4,682     4,605     4,199
3,661       371
                    -------   -------   -------   -------
-------   -------

Total fixed
 charges            $21,631   $18,455   $15,220   $14,901
$15,296   $11,769
                    =======   =======   =======   =======
=======   =======


Ratio of earnings
 to fixed charges       2.3       1.9       3.6       4.0
3.1       3.6
                    =======   =======   =======   =======
=======   =======


(1) Represents Southwestern's ownership share of interest on indebtedness and amortization of debt expense of the NOARK Pipeline
System, Limited
    Partnership ("NOARK").

(2) Represents Southwestern's 60% guaranty of NOARK's interest on indebtedness and amortization of debt expense.


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